Continental Materials Corporation Reports Unaudited Second Quarter Results

CHICAGO, IL -- (Marketwire - August 15, 2012) - Continental Materials Corporation (NYSE MKT: CUO) today reported a net loss of $511,000 or 32 cents per share for the second quarter ended June 30, 2012 compared to net loss of $62,000 or 4 cents per share for the second quarter ended July 2, 2011.

Consolidated sales in the second quarter of 2012 were $29,747,000 or $1,772,000 (6.3%) more than the second quarter of 2011. Sales in three of the Company's four segments were moderately higher in 2012 while sales in the Heating and Cooling segment slightly declined. Business conditions in the Construction, Aggregates and Construction Supply ("CACS") and Door segments were particularly weak in the second quarter of 2011 and were only marginally improved in the second quarter of 2012. All four of the Company's business segments experienced lower operating results due to a number of varying factors including price competition, sales mix and higher manufacturing costs. Consolidated selling and administrative expenses were only $32,000 higher in the 2012 quarter compared to the prior year. Lower litigation expenses associated with the Pikeview insurance claim were offset by increased sales expenses in the Company's HVAC business units. Consolidated selling and administrative expenses, as a percentage of consolidated sales, decreased from 18.1% to 17.1%. The operating loss for the second quarter of 2012 was $629,000 compared to $83,000 of operating income in the second quarter of 2011.

Net interest expense was $140,000 in the second quarter of 2012 compared to $161,000 in the second quarter of 2011. Average total outstanding indebtedness was approximately $8,064,000 in 2012 compared to approximately $12,560,000 in 2011. The reduction in outstanding indebtedness primarily reflects the replacement of a $4,340,000 cash collateral deposit previously placed with the Company's casualty insurance provider with a bank letter of credit on March 1, 2012.

Consolidated sales in the first half of 2012 were $54,143,000, 2.7% higher than in the first six months of 2011. Sales results at all of the four Company's business segments showed improvement compared to the first half of 2011; however three of the Company's four business segments experienced lower operating results due to the same factors discussed above for the current quarter. The Heating & Cooling segment reported improved operating results as profit margins on fan coils increased from rather depressed levels a year ago. Consolidated selling and administrative expenses were $502,000 higher in the first half of 2012 compared to the first half of the prior year. The increase was primarily in the Heating and Cooling segment and largely due to higher legal expenses, a reversal of a loss contingency in the first quarter of 2011 and the hiring of additional engineering staff. Consolidated selling and administrative expenses, as a percentage of consolidated sales, increased from 18.7% to 19.2%. The operating loss for the first half of 2012 was $2,164,000 compared to a loss of $1,538,000 in 2011.

Net interest expense was $325,000 in the first half of 2012 compared to $405,000 in the first half of 2011. Average total outstanding indebtedness was approximately $9,525,000 in 2012 compared to approximately $11,721,000 in 2011. The reduction in outstanding indebtedness primarily reflects the March 1, 2012 replacement of a $4,340,000 cash collateral deposit discussed above. After adjusting for the impact of the letter of credit issuance and the resultant reduction of outstanding revolving credit, the borrowings under the revolving credit line were higher in the first half of 2012 compared to the prior year.

Income taxes are recorded based upon the effective rate for the year estimated at the end of each quarter. The effective rate estimated as of June 30, 2012 was 37% compared to 35.5% for the first half of 2011.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS
                                (Unaudited)

                            Three Months Ended         Six Months Ended
                           June 30,     July 2,      June 30,     July 2,
                             2012         2011         2012         2011
                         -----------  -----------  -----------  -----------

Sales                    $29,747,000  $27,975,000  $54,143,000  $52,743,000

Operating (loss) income     (629,000)      83,000   (2,164,000)  (1,538,000)

Interest expense, net       (140,000)    (161,000)    (325,000)    (405,000)

Other income, net              4,000       10,000       14,000       25,000
                         -----------  -----------  -----------  -----------

Loss from continuing
 operations before
 income taxes               (765,000)     (68,000)  (2,475,000)  (1,918,000)

Benefit for income taxes    (263,000)     (42,000)    (920,000)    (681,000)
                         -----------  -----------  -----------  -----------

Net loss from continuing
 operations                 (502,000)     (26,000)  (1,555,000)  (1,237,000)

Loss from discontinued
 operation net of income
 tax benefit                  (9,000)     (36,000)      (9,000)     (38,000)
                         -----------  -----------  -----------  -----------

Net loss                 $  (511,000) $   (62,000) $(1,564,000) $(1,275,000)
                         ===========  ===========  ===========  ===========

Net loss per basic and
 diluted share:
  Continuing operations  $      (.31) $      (.02) $      (.95) $      (.77)
  Discontinued
   operations                   (.01)        (.02)        (.01)        (.02)
                         -----------  -----------  -----------  -----------
  Net income (loss) per
   basic and diluted
   share                 $      (.32) $      (.04) $      (.96) $      (.79)
                         ===========  ===========  ===========  ===========

Average shares
 outstanding               1,634,000    1,611,000    1,634,000    1,611,000
                         ===========  ===========  ===========  ===========

Contact:
Mark S. Nichter
(312) 541-7207